EXHIBIT 99.1

Investor Contact: Gus Okwu / DRG&E 404-892-8178 gokwu@drg-e.com Company Contact: Ornella Napolitano, VP and Treasurer FiberTower Corporation 202-251-5210 onapolitano@fibertower.com

FiberTower Reports Second Quarter 2007 Results

San Francisco, CA., August 7, 2007 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today reported results for the second quarter ending June 30, 2007.

Service revenues for the three months ending June 30, 2007 increased $771 thousand or 14%, to $6.2 million as compared to $5.4 million for the first quarter of 2007.  The increase in service revenues during the second quarter of 2007 was driven by ongoing trends including a continued expansion in new sites billing, the addition of new customers on existing sites and continued growth in T-1s billing.

Positive developments during the second quarter of 2007 were highlighted by the following metrics:

•                  Billing sites grew 17% from 1,583 in the first quarter of 2007 to 1,848

•                  The percentage of sites deployed that are billing increased from 70% at March 31, 2007 to 75% at June 30, 2007

•                  Billing customer locations grew 28% from 2,206 in the first quarter of 2007 to 2,819

•                  Billing T-1s added during the second quarter of 2007 were 1,884

•                  T-1s per billing site increased from 5.26 at March 31, 2007 to 5.52 at June 30, 2007

•                  Backlog grew from 1,594 sold customer locations at year-end 2006 to 2,020 at the end of the second quarter of 2007

In addition, the Company continued to meet its objectives with respect to expanding penetration in its existing markets and diversifying its customer base.  At the end of the second quarter of 2007, FiberTower had an average of 4.3 customers per existing market compared to 3.7 at the end of the first quarter of 2007.  The Company also increased its average number of T-1s per Top 100 and 200 sites to 14.2 and 12.2, respectively.  The Company currently counts six of the top eight wireless carriers as customers.

 “Our second quarter results continued to reflect positive trends in wireless highlighted by our customers’ need to expand capacity in response to rising demand for wireless voice and data,” said Michael Gallagher, FiberTower’s President and CEO.  “We expect these trends to continue and remain fully focused on achieving the objectives we outlined at the beginning of the year.

We are looking forward to continued activity in 2008 from our existing customers as well as any opportunities that would enable new players to consider our services.”

Operating expenses in the second quarter of 2007 increased by $1.6 million or 6% from the first quarter of 2007.  The net loss was $26.6 million for the second quarter ended June 30, 2007 compared to a net loss of $25.8 million in the first quarter of 2007.  The increase in operating expenses and the resultant increase in net loss was largely attributable to site rent and depreciation expenses related to the growth in deployed sites. The net loss per share for the second quarter of 2007 was $0.19 compared to a net loss per share of $0.18 for the first quarter of 2007.

On an EBITDA basis, the loss in the second quarter of 2007 was $13.4 million versus a loss of $12.9 million for the first quarter of 2007.  EBITDA is defined as earnings (loss) from operations before interest, taxes, depreciation, amortization and stock-based compensation expenses.  The reconciliation of EBITDA, which is a non-GAAP financial measure, is located at the end of this news release.

Second Quarter Developments

During the second quarter of 2007, FiberTower entered into an agreement with Sprint Nextel to provide backhaul services in seven of the wireless carrier’s initial WiMax launch markets.  Sprint Nextel’s deployment will be based on providing Ethernet-based backhaul, making FiberTower, to its knowledge, the first backhaul provider to deploy commercial Ethernet service.  Sprint Nextel announced earlier in 2007 its intention to launch its Mobile WiMax broadband services in initial markets by year-end 2007.  This initial deployment will be followed by a larger roll-out approaching 100 million people by year-end 2008.

In other developments during the quarter, FiberTower was selected as a prime fixed-wireless services partner by Verizon Business and Qwest Communications International (Qwest) for their respective Networx Enterprise awards, which were granted by the U.S. General Services Administration (GSA) on May 31, 2007.  FiberTower will operate under a fixed-wireless subcontract agreement with each carrier as they compete for telecommunications business from government agencies.  As a result, FiberTower will be involved with both Verizon Business and Qwest under each segment of the total Networx program.  Networx Universal was the first segment awarded by the GSA on March 29, 2007.  The Networx program is reported to be the largest telecommunications contract in U.S. Government history, with an overall value estimated at $20 billion to be spread across all award winners and a contract term of ten years.

Liquidity and Capital Resources

Capital expenditures for the second quarter of 2007 were $26.7 million directed primarily towards investments in network equipment and site construction costs.  The bulk of these capital investments were used by FiberTower towards the build-out of existing markets.  Consolidated cash, cash equivalents, certificates of deposits and other short-term investments at June 30, 2007 were $298.6 million.

Conference Call Details

FiberTower has scheduled a conference call for Wednesday, August 8, 2007 at 8:30 a.m. Eastern Time to discuss 2007 second quarter results.  Please dial 303-262-2130 and ask for the FiberTower call at least 10 minutes prior to the start time.  A telephonic replay of the call will be available through 11:59 p.m. Eastern Time on August 15, 2007 and may be accessed by dialing 303-590-3000 using the passcode 11093904#.  An audio archive will also be available on FiberTower’s website at http://www.fibertower.com shortly after the call and will be accessible for approximately ninety days.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 12 major markets, customer commitments from six of the leading cellular carriers, and partnerships with the largest tower operators in the U.S, FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Use of Non-GAAP Financial Measures

This press release uses the Non-GAAP financial measure “EBITDA.”  EBITDA is used by investors to assist in their evaluation of common stock.  The Company uses EBITDA to monitor the financial performance of its operations.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, FiberTower’s presentation of EBITDA may not be comparable to similarly titled measures reported by other companies.  These NON-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported financial results as determined in accordance with GAAP.

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include, without limitation, statements regarding the company’s planned capital expenditures, expected cost per site, anticipated customer growth and expansion plans.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, difficulties in integrating our companies after our merger in 2006, anticipated negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, and competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Key Operating Metrics	3Q06	4Q06	1Q07	2Q07

Billing Sites
Billing Sites Added	174	355	254	265
Ending Billing Sites	974	1,329	1,583	1,848
Billing Sites / Sites Deployed	55%	67%	70%	75%

Billing Customer Locations
Billing Customer Locations Added	229	470	402	613
Ending Billing Customer Locations	1,334	1,804	2,206	2,819
Colo rate	1.37	1.36	1.39	1.53

Billing T-1 Equivalents
Billing T-1 Equiv. Added	604	1,713	1,454	1,884
Ending Billing T-1 Equivalents	5,156	6,869	8,323	10,207
T-1s per Customer Location	3.87	3.81	3.77	3.62
T-1s/Billing Sites	5.29	5.17	5.26	5.52
T-1s per site/Top 100 Sites	12.0	12.7	13.2	14.2
T-1s per site/Top 200 Sites	9.9	10.7	11.3	12.2
Average MRC per T-1	$237*	$239	$234	$229

Sites Deployed
FiberTower Sites Constructed	409	228	276	193
Ending Sites Deployed	1,768	1,996	2,272	2,465

Backlog
Customer Location Backlog**		1,594		2,020

Billing Sites are the number of installed sites from which we currently provide T1(s) to customer(s)

Customer Locations Billing are carrier locations at which we currently provide T1(s). FiberTower sites could have multiple customer locations

Colo rate is the number of customer locations per billing site

Billing T1 Equivalent: A T1 equivalent is either a T1 or another increment of bandwidth of approximately 1.54 megabits per second

Average MRC per T-1 is the average monthly recurring revenue per T-1.  (* Note that third quarter 2006 Average MRC per T-1 excludes First Avenue Networks revenues and billing T-1 equivalents for purposes of this calculation.)

Sites Deployed represents the number of sites installed and ready for provision of services.  FiberTower sites can be located at cell towers or on rooftop locations.

Customer Location Backlog is the number of sold customer locations not yet billing. (** Note that FiberTower reports backlog on a semi-annual basis)

FIBERTOWER CORPORATION
Condensed Consolidated Statements of Operations
(unaudited)
(All amounts are in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Service revenues	$6,191	$3,092	$11,611	$5,616
Operating expenses:
Cost of service revenues (excluding depreciation and amortization)	14,057	8,588	25,480	14,978
Sales and marketing	1,908	1,626	3,930	2,514
General and administrative	5,669	2,399	12,866	4,166
Depreciation and amortization	4,469	1,290	8,375	2,318
Total operating expenses	26,103	13,903	50,651	23,976
Loss from operations	(19,912)	(10,811)	(39,040)	(18,360)
Other income (expense):
Interest income	4,691	851	10,049	1,971
Interest expense	(11,605)	(26)	(23,794)	(54)
Miscellaneous income, net	225	(25)	346	(45)
Total other income (expense), net	(6,689)	800	(13,399)	1,872
Net loss	$(26,601)	$(10,011)	$(52,439)	$(16,488)
Basic and diluted net loss per share	$(0.19)	$(1.84)	$(0.37)	$(3.12)
Weighted average number of shares used in per share amounts:
Basic and diluted	142,808	5,454	142,534	5,292

FIBERTOWER CORPORATION
Condensed Consolidated Balance Sheets
(unaudited)
(All amounts are in thousands, except par value)

	June 30, 2007	December 31, 2006
Assets:
Current assets:
Cash and cash equivalents	$273,771	$345,174
Certificates of deposit	5,000	5,000
Short term investments	19,821	15,253
Restricted cash and investments, current portion	35,611	35,616
Accounts receivable, net of allowances of $31 at June 30, 2007 and $161 at December 31, 2006	4,085	2,904
Prepaid expenses and other current assets	2,324	2,624
Total current assets	340,612	406,571
Restricted cash and investments	18,165	34,906
Property and equipment, net	211,276	171,612
FCC licenses	342,000	342,000
Goodwill	243,388	243,388
Debt issuance costs, net of accumulated amortization of $1,352 at June 30, 2007 and $300 at December 31, 2006	12,957	14,009
Intangible and other long-term assets, net	3,837	3,992
Total assets	$1,172,235	$1,216,478

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$13,032	$18,039
Accrued compensation and related benefits	3,002	4,246
Accrued interest payable	5,245	5,333
Other accrued liabilities	4,777	3,528
Total current liabilities	26,056	31,146
Other liabilities	6,492	4,787
Convertible senior secured notes	409,345	403,759
Deferred tax liability	102,964	102,964
Total liabilities	544,857	542,656
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 400,000 shares authorized, 146,051 and 144,971 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	146	145
Additional paid-in capital	782,071	776,077
Accumulated deficit	(154,839)	(102,400)
Total stockholders’ equity	627,378	673,822
Total liabilities and stockholders’ equity	$1,172,235	$1,216,478

FIBERTOWER CORPORATION
Condensed Consolidated Statements of Cash Flows
(unaudited)
(All amounts are in thousands)

	Six Months Ended June 30,
	2007	2006
Operating activities
Net loss	$(52,439)	$(16,488)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,375	2,318
Decline in value of embedded derivative	(538)	—
Accretion of convertible notes	6,124	—
Accretion of investments in debt securities	(1,059)	—
Amortization of debt issuance costs	1,052	—
Stock-based compensation	4,334	1,148
Loss on disposal of equipment	384	102
Net changes in operating assets and liabilities:
Accounts receivable, net	(1,181)	(803)
Prepaid expenses and other assets	304	90
Accounts payable	(5,007)	(4,898)
Accrued compensation and related benefits	(1,244)	1,468
Accrued interest payable	(88)	(83)
Other accrued liabilities	2,802	1,714
Net cash used in operating activities	(38,181)	(15,432)

Investing activities
Merger-related costs	—	(489)
Purchases of short-term investments	(76,945)	—
Maturities of short-term investments	72,405	—
Restricted cash and investments	17,776	—
Purchase of property and equipment	(47,919)	(54,145)
Net cash used in investing activities	(34,683)	(54,634)

Financing activities
Proceeds from exercise of stock options	1,461	126
Cash provided by financing activities	1,461	126

Net decrease in cash and cash equivalents	(71,403)	(69,940)

Cash and cash equivalents at beginning of period	345,174	112,936

Cash and cash equivalents at end of period	$273,771	$42,996

Supplemental Disclosures
Cash paid for interest	$18,723	$48
Accrual of merger-related costs	—	$672

Reconciliation of Non-GAAP Financial Measures:

This press release includes the use of a financial measure that is not a GAAP measure.  The non-GAAP financial measure is presented for additional information and is reconciled to its most comparable GAAP measure below.

	Three Months Ended 6/30/07	Three Months Ended 3/31/07
Net Loss	$(26,601)	$(25,838)
Total Other Income (Expense)	(6,689)	(6,710)
Depreciation & Amortization	4,469	3,906
Stock Based Compensation	1,998	2,336
EBITDA	$(13,445)	$(12,886)

	Six Months Ended 6/30/07	Six Months Ended 6/30/06
Net Loss	$(52,439)	$(16,488)
Total Other Income (Expense)	(13,399)	1,872
Depreciation & Amortization	8,375	2,318
Stock Based Compensation	4,334	1,148
EBITDA	$(26,331)	$(14,894)